Exhibit 99.1

August 11, 2005

Chesapeake Reports Second-Quarter 2005 Results

RICHMOND, Va. -- Chesapeake Corporation (NYSE: CSK) today announced a loss from continuing operations for the second quarter of 2005 of $2.0 million, or $0.10 per share, compared to a loss of $0.4 million, or $0.02 per share, for the second quarter of 2004, on a restated basis. The company also announced that it would be restating its financial results for 2004 and the first quarter of 2005 as a result of accounting errors related to inventory costing and accrual accounting at one of the company's Plastic Packaging locations, and to accounting for certain long-term incentive compensation. Comparable 2004 results presented in this release have been restated.

The results for the second quarter of 2005 included a loss of $3.0 million ($0.15 per share), net of income taxes, related to the sale of the company's French wine and spirits label operation and a loss of $3.4 million ($0.18 per share), net of income taxes, on the write-down of promissory notes received in connection with the 2001 sale of a business included in the company's former Merchandising and Specialty Packaging segment. The results for the second quarter of 2004 included costs of $5.4 million ($0.28 per share), net of income taxes, related to the early redemption of 40 million pounds Sterling principal amount of the company's 10-3/8 percent senior subordinated notes. Excluding these items, income from continuing operations for the second quarter of 2005 was $4.4 million, or $0.23 per share, compared to $5.0 million, or $0.26 per share, for the comparable 2004 quarter. The results for the second quarter of 2004 also included income tax benefits of approximately $3.4 million, or $0.18 per share, related principally to the favorable results of audit settlements with income tax authorities.

"We are pleased with the improvement in our operating results in international and branded packaging and the solid results in pharmaceutical and healthcare packaging," said Thomas H. Johnson, Chesapeake's chairman and chief executive officer. "Our recently announced agreement to acquire Arlington Press, a leading supplier of leaflets to the pharmaceutical market in North America, should further add to our leadership in pharmaceutical packaging. We will also continue to actively pursue opportunities for improvement or rationalization of underperforming operations, with the objective of improving our overall returns."

Segment Results

The following discussion compares the results of our business segments for the second quarter and first half of 2005 to the comparable periods in 2004.

Paperboard Packaging

  Net sales for the Paperboard Packaging segment were $213.4 million for the second quarter of 2005, an increase of $15.6 million, or 8 percent, over the comparable period in 2004. Excluding changes in foreign currency exchange rates, which increased net sales by $6.7 million, net sales were up 5 percent for the quarter. The increase in net sales resulted primarily from improved sales volume in alcoholic drinks packaging in the international and branded packaging markets, and increased sales volume in the tobacco and pharmaceutical and healthcare packaging markets.

  Net sales for the Paperboard Packaging segment for the first half of 2005 were $435.1 million, an increase of $18.2 million, or 4 percent, over the first half of 2004. Excluding changes in foreign currency exchange rates, which increased net sales by $14.8 million, net sales were up 1 percent for the first half of 2005. The increase in net sales for the first half of 2005 was primarily due to strong sales volume within the tobacco and international and branded packaging market. Pharmaceutical and healthcare packaging sales in the first half of 2005 were down slightly from a strong first half in 2004.

  Earnings before interest and income taxes (EBIT) for the Paperboard Packaging segment was $15.0 million for the second quarter of 2005, an increase of $3.9 million, or 35 percent, compared to the second quarter of 2004. Excluding changes in foreign currency exchange rates, which increased EBIT by $0.3 million, EBIT was up 32 percent for the quarter. EBIT for the first half of 2005 was $25.6 million, an increase of $3.4 million, or 15 percent, over the first half of 2004. Excluding changes in foreign currency exchange rates, which increased EBIT by $0.6 million, EBIT was up 13 percent for the first half of 2005. The increase in EBIT for both the second quarter and first half of 2005 was principally attributable to the increased sales volumes discussed above, as well as the continued improved performance of two new German factories that began operations in early 2004. EBIT for the second quarter and first half of 2005 also included a gain of $1.3 million on the favorable settlement of a press installation claim against one of the company's vendors. Increases in EBIT for the 2005 periods were partially offset by increased pension costs.

Plastic Packaging

  Net sales for the Plastic Packaging segment were $46.5 million for the second quarter of 2005, an increase of $5.0 million, or 12 percent, over the comparable period in 2004. Excluding changes in foreign currency exchange rates, which increased net sales by $1.3 million, net sales were up 9 percent for the quarter. The increase in net sales for the quarter was primarily due to strong volume in both the specialty chemical and food and beverage packaging markets, as well as increased net selling prices as a result of the partial pass through of resin price increases.

  Net sales for the Plastic Packaging segment were $97.2 million for the first half of 2005, an increase of $11.2 million, or 13 percent, over the comparable period in 2004. Excluding changes in foreign currency exchange rates, which increased net sales by $3.8 million, net sales were up 9 percent for the first half of 2005. The increase in net sales for the period was similarly attributable to increased volumes and the partial pass through of resin price increases relative to the comparable 2004 period.

  EBIT for the Plastic Packaging segment was $3.9 million for the second quarter of 2005, an increase of $0.4 million, or 11 percent, versus the second quarter of 2004. Excluding changes in foreign currency exchange rates, which increased EBIT by $0.2 million, EBIT was up 6 percent for the quarter. EBIT for the first half of 2005 was $8.9 million, an increase of $0.4 million, or 5 percent, compared to the first half of 2004. Excluding changes in foreign currency exchange rates, which increased EBIT by $0.5 million, EBIT was essentially flat compared to the first half of 2004. EBIT for both the second quarter and first half of 2005 was adversely affected by product mix, as well as by increases in resin prices that were not fully recovered through sales price increases.

Other information:

  Corporate expenses were $4.3 million for the second quarter of 2005, an increase of $0.3 million over the second quarter of 2004. Corporate expenses for the first half of 2005 were $8.9 million, up $1.1 million over the comparable 2004 period. The increases for both the second quarter and first half of 2005 were primarily due to increased pension expense and costs associated with strategic initiatives.

  Net interest expense was $8.1 million for the second quarter of 2005 and $17.0 million for the first half of 2005, down $0.5 million and $2.9 million compared to the second quarter and first half of 2004, respectively. The decreases in net interest expense for both the second quarter and first half of 2005 were primarily due to the redemption of higher-rate debt in the second quarter of 2004 with a portion of the proceeds from the March 2004 common stock offering.

  Discontinued operations in 2005 primarily represent the reduction of the liability for contractual obligations related to the company's former Merchandising and Specialty Packaging segment that was divested in 2001.

  On April 21, 2005, the company announced and completed the sale of the assets of its French wine and spirits label operation, Bourgeot Etiqso Lesbats ("Bourgeot"), to the Autajon Group for approximately 1.16 million euro. In the second quarter of 2005 the company recognized a pre-tax and after-tax non-cash loss on the sale of $3.0 million. The company expects the transaction to be accretive to earnings starting in the third quarter of 2005.

  On August 5, 2005, the company announced an agreement to acquire Impaxx Pharmaceutical Packaging Group, Inc. ("Arlington Press") for $65 million, subject to a working capital adjustment. Arlington Press is the leading supplier of leaflets to the pharmaceutical market in North America. The acquisition is expected to be accretive to earnings in 2005.

  In the second quarter of 2005, the company recorded a charge of $3.4 million, net of income taxes, to write down the value of promissory notes received in connection with the 2001 sale of a business included in the company's former Merchandising and Specialty Packaging segment.

  During the second quarter of 2004, the company redeemed 40 million pounds Sterling principal amount of 10-3/8 percent senior subordinated notes due 2011, which resulted in a loss on the extinguishment of debt of $8.4 million, or $5.4 million, net of income taxes, of which cash costs were $6.9 million.

  The effective tax rates for the second quarter and first half 2005 were higher than the comparable 2004 periods and reflect the inability to currently recognize benefits for losses in the U.S. and France. The income tax benefit recorded in the second quarter and first half of 2004 included $2.6 million related to favorable settlements with tax authorities and $0.8 million related to a reduction in deferred tax liabilities as a result of a reduction in the Belgian statutory tax rate.

  Net cash provided by operating activities was $9.1 million for the first half of 2005, a decrease of $28.9 million from the first half of 2004. The decrease primarily reflects receipt of $21.5 million of income tax refunds and $6.4 million from the termination of interest rate swaps in the first half of 2004, as well as an additional $3.7 million in pension funding in the first half of 2005. The company's total capital spending was $15.9 million for the first half of 2005 compared to $23.4 million in the first half of 2004.

  Total debt, net of cash, at July 3, 2005, was $357.1 million compared to $374.6 million at January 2, 2005. The decrease in net debt was primarily the result of changes in foreign currency exchange rates, which decreased reported net debt by approximately $30.8 million at the end of the second quarter of 2005, compared to the end of fiscal year 2004.

  On August 5, 2005, the company announced that it had identified accounting errors relating to inventory costing and accrual accounting at one of the company's Plastic Packaging locations and to the accounting for certain long-term incentive compensation. As a result of these errors, the company expects to restate its financial results for 2004 (and the quarterly periods therein) and the first quarter of 2005, and as such, the previously issued financial statements for these periods should no longer be relied upon. The company expects to file amended reports for these periods on or about August 18, 2005.

  Based on the company's current assessment of market conditions in certain underperforming operations and recent trends of a strengthening dollar, on August 5, 2005, the company revised its full-year earnings guidance to $0.80 to $1.00 per share and similarly revised its cash flow from operating activities guidance to $60 million to $75 million. Both estimates are before the costs associated with the early extinguishment of indebtedness and gains and/or losses on divestitures and plant closures. The company believes that capital spending for 2005 will be at the lower end of the existing guidance of $40 million to $50 million.

Use of Non-GAAP Financial Measures

Income and earnings per share from continuing operations, exclusive of gains (losses) on the extinguishment of debt and gains (losses) on business divestitures and plant closures, are non-GAAP financial measures. The company's management believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because they exclude gains and losses that management believes are not indicative of the ongoing operating results of the business. In addition, these non-GAAP measures are used by management to evaluate the operating performance of the company. A reconciliation of these non-GAAP measures to earnings per share from continuing operations is provided within the schedules to this release. The presentation of this additional information is not meant to be considered in isolation or as a substitute for income from continuing operations and earnings per share as determined in accordance with GAAP. The company is unable to provide full-year earnings guidance on a GAAP basis because gains and/or losses associated with business divestitures and plant closures cannot be reasonably predicted.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its second-quarter 2005 results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,000 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Second Quarter		First Half
INCOME STATEMENTS	2005	2004 Restated	2005	2004 Restated
Net sales	$259.9	$239.3	$532.3	$502.9
Costs and expenses:
Cost of products sold	215.1	196.6	440.2	416.5
Selling, general and administrative expenses	34.9	34.4	72.8	67.6
Loss on divestitures and plant closures	6.4	-	6.4	-
Other income, net	4.7	2.3	6.3	4.1
EBIT (earnings before interest and taxes) from
continuing operations	8.2	10.6	19.2	22.9
Interest expense, net	8.1	8.6	17.0	19.9
Loss on extinguishment of debt (a)	-	8.4	-	8.4
Income (loss) from continuing operations before taxes	0.1	(6.4)	2.2	(5.4)
Income tax expense (benefit) (b)	2.1	(6.0)	2.9	(5.6)
Income (loss) from continuing operations	(2.0)	(0.4)	(0.7)	0.2
Discontinued operations, net of taxes (c)	-	-	0.7	-
Net income (loss)	$(2.0)	$(0.4)	$-	$0.2

Diluted earnings per share:
Income (loss) from continuing operations	$(0.10)	$(0.02)	$(0.04)	$0.01
Discontinued operations, net of taxes (c)	-	-	0.04	-
Net income (loss)	$(0.10)	$(0.02)	$-	$0.01

Weighted average shares and equivalents
outstanding - diluted	19.4	19.3	19.4	17.7

Other items:
Depreciation	$14.5	$15.0	$29.3	$31.2
Net cash (used in) provided by operating activities (d)	(1.8)	(5.1)	9.1	38.0
Capital expenditures	9.1	11.5	15.9	23.4

NOTE

The Company expects to restate its fiscal 2004 operating results for accounting errors relating to inventory costing and accrual accounting at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on second quarter and first half 2004 results.

	Second Quarter 2004		First Half 2004
	As Reported	Restated	As Reported	Restated
Cost of products sold	$195.9	$196.6	$415.7	$416.5
Selling, general and administrative expenses	34.5	34.4	67.8	67.6
EBIT	11.2	10.6	23.5	22.9
Income (loss) from continuing operations before
taxes	(5.8)	(6.4)	(4.8)	(5.4)
Income tax expense (benefit)	(5.8)	(6.0)	(5.5)	(5.6)
Income (loss) from continuing operations	-	(0.4)	0.7	0.2
Net income (loss)	-	(0.4)	0.7	0.2
Diluted earnings per share:
Income (loss) from continuing operations	-	(0.02)	0.04	0.01
Net income (loss)	-	(0.02)	0.04	0.01

(a) The results for the second quarter and first half of 2004 included a loss of $5.4 million, net of income taxes, from the redemption of 40 million pounds Sterling principal amount of the company's 10-3/8 percent senior subordinated notes due 2011.

(b) Taxes in the second quarter and first half of 2004 included a $2.6 million benefit related to favorable tax settlements of audits of U.S. returns for 1998 to 2002 and U.K. returns for 1999 to 2001 and $0.8 million benefit related to the reduction in deferred taxes due to a reduction in the Belgian statutory tax rate.

(c) Discontinued operations for the first half of 2005 included a reduction of the liability for contractual obligations related to the former Merchandising & Specialty Packaging segment.

(d) Net cash provided by operating activities for the first half of 2004 included IRS tax refunds of $21.5 million and receipt of $6.4 million for the termination of interest rate swaps.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Second Quarter		First Half
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES	2005	2004 Restated	2005	2004 Restated
Income (loss) from continuing operations	$(2.0)	$(0.4)	$(0.7)	$0.2
Add: loss on divestitures and plant closures after taxes	6.4	-	6.4	-
Add: loss on extinguishment of debt after taxes	-	5.4	-	5.4
Income from continuing operations exclusive of gains
(losses) associated with the extinguishment of debt
and gains (losses) on divestitures and plant closures	$4.4	$5.0	$5.7	$5.6

Earnings (loss) per share from continuing operations	$(0.10)	$(0.02)	$(0.04)	$0.01
Add: loss on divestitures and plant closures after taxes	0.33	-	0.33	-
Add: loss on extinguishment of debt after taxes	-	0.28	-	0.31
Earnings per share from continuing operations exclusive
of gains (losses) associated with the extinguishment of
debt and gains (losses) on divestitures and plant
closures	$0.23	$0.26	$0.29	$0.32

NOTE

The Company expects to restate its fiscal 2004 operating results for accounting errors relating to inventory costing and accrual accounting at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on second quarter and first half 2004 results.

	Second Quarter 2004		First Half 2004
	As Reported	Restated	As Reported	Restated
Income from continuing operations exclusive of gains
(losses) associated with the extinguishment of debt
and gains (losses) on divestitures and plant closures	$5.4	$5.0	$6.1	$5.6

Earnings per share from continuing operations
exclusive of gains (losses) associated with the
extinguishment of debt and gains (losses) on
divestitures and plant closures	$0.28	$0.26	$0.34	$0.32

BALANCE SHEETS (in millions, unaudited)		January 2,
	Jul. 3,	2005
	2005	Restated
Assets
Current assets:
Cash and cash equivalents	$16.6	$54.3
Accounts receivable, net	150.9	148.8
Inventories, net	114.0	114.3
Other current assets	23.7	19.5

Total current assets	305.2	336.9
Property, plant and equipment, net	366.1	427.2
Goodwill	642.1	694.6
Other assets	83.9	96.2

Total assets	$1,397.3	$1,554.9

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$217.0	$223.1
Current portion of long-term debt	14.0	64.1
Income taxes payable	25.3	26.2
Other current liabilities	4.3	4.3

Total current liabilities	260.6	317.7
Long-term debt	359.7	364.8
Pension and postretirement benefits	64.1	77.1
Deferred income taxes	22.9	25.0
Other long-term liabilities	47.5	59.3
Stockholders' equity	642.5	711.0

Total liabilities and stockholders' equity	$1,397.3	$1,554.9

NOTE

The Company expects to restate its fiscal 2004 operating results for accounting errors relating to inventory costing and accrual accounting at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on the company's financial position on January 2, 2005.

	January 2, 2005
	As Reported	Restated

Inventories, net	$114.4	$114.3
Total current assets	337.0	336.9
Property, plant and equipment, net	427.1	427.2
Total assets	1,554.9	1,554.9
Accounts payable and accrued liabilities	221.9	223.1
Income taxes payable	26.6	26.2
Total current liabilities	316.9	317.7
Stockholders' equity	711.8	711.0
Total liabilities and stockholders' equity	1,554.9	1,554.9

BUSINESS SEGMENT HIGHLIGHTS	Second Quarter		Year to Date
(in millions, unaudited)	2005	2004 Restated	2005	2004 Restated
Net sales:
Paperboard Packaging	$213.4	$197.8	$435.1	$416.9
Plastic Packaging	46.5	41.5	97.2	86.0

	$259.9	$239.3	$532.3	$502.9

EBIT:
Paperboard Packaging	$15.0	$11.1	$25.6	$22.2
Plastic Packaging	3.9	3.5	8.9	8.5
Corporate	(4.3)	(4.0)	(8.9)	(7.8)
Loss on Divestitures and Plant Closure	(6.4)	-	(6.4)	-

	$8.2	$10.6	$19.2	$22.9

Depreciation:
Paperboard Packaging	$12.0	$12.3	$24.3	$25.7
Plastic Packaging	2.5	2.6	4.9	5.3
Corporate	-	0.1	0.1	0.2

	$14.5	$15.0	$29.3	$31.2

NOTE

The Company expects to restate its fiscal 2004 operating results for accounting errors relating to inventory costing and accrual accounting at one of its Plastic Packaging locations and corporate accruals for long-term incentive compensation. The following table summarizes the effects of the restatements on second quarter and first half 2004 results.

	Second Quarter 2004		Year to Date 2004
As Reported		Restated	As Reported	Restated

Plastic Packaging EBIT	$4.2	$3.5	$9.3	$8.5
Corporate	(4.1)	(4.0)	(8.0)	(7.8)